Exhibit 4.27

Share Pledge Agreement

THIS Share Pledge Agreement (this “Agreement”) is executed on September 29, 2019 by and among the following parties in Shanghai, the People’s Republic of China (the “PRC” or “China”):

1.	Wanting Xu, Chinese, ID No.: [REDACTED];

2.	Min Gao, Chinese, ID No.: [REDACTED] (together with Wanting Xu hereinafter referred to respectively or collectively as “Pledgor” or “Pledgors” );

3.	Shanghai Quyun Internet Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at [REDACTED] (the “Pledgee”); and

4.	Anhui Zhangduan Internet Technology Co., Ltd., a limited liability company established and validly existing under PRC law with its registered address at [REDACTED] (“Company”).

In this Agreement, the above parties hereto may be individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas:

1.

The Pledgors are registered shareholders of the Company, collectively hold 100% of the Company’s equity interests. As of the date of this Agreement, the respective amount of capital contribution and proportion of shareholding of the Pledgors in the Company are as stated in Schedule I.

2.

Pursuant to the Exclusive Option Agreement (including the Agreement itself and any of its amendments or restatements, hereinafter referred to as the “Option Agreement”) executed by and among the Parties on the date of this Agreement, the Pledgors and/or the Company shall, as per requested by the Pledgee and to the extent permitted under the PRC law, transfer all or part of the equity interest held by the Pledgors and/or all or part of the assets in the Company to the Pledgee and/or any other entity or individual designated by the Pledgee.

3.

Pursuant to the Loan Agreement (including the Agreement itself and any of its amendments or restatements, hereinafter referred to as the “Loan Agreement”) executed by the Pledgors and the Pledgee on the date of this Agreement, the Pledgee agrees to provide loans to the Pledgors in accordance with the terms and conditions stipulated in the Loan Agreement.

4.

Pursuant to the Voting Rights Proxy Agreement (including the Agreement itself and any of its amendments or restatements, hereinafter referred to as the “Voting Rights Proxy Agreement”) executed by the Parties on the date of this Agreement, the Pledgors have irrevocably and fully authorized the person appointed by the Pledgee at that time to represent the Pledgors to exercise all their voting rights as shareholders in the Company.

5.

Pursuant to the Exclusive Technical and Consulting Services Agreement (including the Agreement itself and any of its amendments or restatements, hereinafter referred to as the “Consulting Services Agreement”) executed by the Company and the Pledgee on the date of this Agreement, the Company has exclusively engaged the Pledgee to provide the Company relevant technical support and consultation services, and has agreed to pay corresponding service fees to the Pledgee for such provision of services.

6.

To secure the performance of the Pledgors and the Company of the Contractual Obligations (as defined below) and the repayment of the Secured Indebtedness (as defined below), the Pledgors agree to pledge all of their equity interests in the Company in favor of the Pledgee, and grant the Pledgee the first priority right of pledge.

By friendly negotiation, the Parties agree as follows:

1.	Definitions

Unless otherwise provided herein, the following words and terms shall have the respective meanings set forth below:

1.1

“Contractual Obligations” means all Contractual Obligations of the Pledgors and/or the Company under the Loan Agreement, the Consulting Service Agreement, the Option Agreement, the Voting Rights Proxy Agreement and this Agreement (and any of its amendments or restatements thereof).

1.2

“Pledge” means the security interest granted by the Pledgors to the Pledgee in accordance with Article 2 of this Agreement, which refers to the right to be compensated on a preferential basis with the conversion, auction or sales price of the equity interest enjoyed by the Pledgee.

1.3	“Transaction Agreements” means the Loan Agreement, the Option Agreement, the Voting Rights Proxy Agreement and the Consulting Service Agreement.

1.4

“Secured Indebtedness” includes all service fees as well as the interests incurred accordingly that shall be payable to the Pledgee and the repayment of the loan along with the interests incurred that shall be made by the Pledgors to the Pledgee under the Transaction Agreements; the amount of all direct, indirect and predictable loss of benefits raising out of any Event of Default (as defined below) caused by the Pledgors and/or the Company as determined by the Pledgee on its sole discretion (to the extent permitted by PRC law) which shall be fully binding on the Pledgors and the Company; all expenses of the Pledgee incurred from forcing the the Pledgors and/or the Company to perform the Contract Obligations, and fees and expenses for the enforcement of the Pledge (including but not limited to the legal fees, arbitration fees, costs of assessment and auction of the Pledged Interests and etc.).

1.5

“Pledged Interests” means all of the Company’s equity interests legally owned by the Pledgors as of the date of effectiveness of this Agreement which shall, pursuant to this Agreement, be pledged to the Pledgee as collateral security for the performance of the Contractual Obligations (as specifically stated in Schedule I).

1.6	“Term of the Pledge” refers to the term set forth in Article 3 of this Agreement.

1.7	“Event of Default” refers to any of the circumstances listed in Article 7 of this Agreement.

1.8	“Notice of Default” refers to the notice issued by the Pledgee in accordance with this Agreement declaring an Event of Default.

2.	Pledge of Equity Interests

Pursuant to this Agreement, the Pledgors hereby agree to pledge, all of the equity interest which are legally held and are entitled to be disposed by the Pledgors (collectively representing 100% equity interest in the Company) to the Pledgee, as a jointly liability guarantee to secure the performance of the Contractual Obligations and the repayment of the Secured Indebtedness of the Pledgors and the Company.

3.	Term of the Pledge

3.1

This Pledge shall become effective on such date when the pledge of the equity interest contemplated herein is registered with competent authority of Administration for Industry and Commerce (“AIC”). The Pledge shall continue until all Contractual Obligations have been fully performed by the Pledgors and the Company and all Secured Indebtedness have been paid in full, or all of the Transaction Agreements have been terminated or turned invalid, or the Contractual Obligations have been terminated for legal reasons.

3.2

The Pledgors and the Company shall (1) record the Pledge made under this Agreement on the Company’s register of shareholders when appropriate after the execution of this Agreement, and (2) file the Pledge with the appropriate AIC to complete the pledge registration of the Pledged Interests under this Agreement after the execution of this Agreement when appropriate. Such registration of Pledged Interests shall be completed within 20 working days after the date of this Agreement or other time period agreed by the Parties, and the certification documents concerning the registration with AIC shall be delivered to and kept by the Pledgee. The Parties jointly confirm that, in order to complete the procedure of pledge registration with AIC, the Parties and other shareholders of the Company shall submit this Agreement, or, a Pledge Contract executed in the way complying with the requirements of the AIC of the registered place of the

Company in which truly reflects the information of the Pledge under this Agreement (“Pledge Agreement for AIC Registration”) to AIC. Matters that are not specified in the Pledge Agreement for AIC Registration shall be subject to the provisions of this Agreement. The Pledgors and the Company shall, as per required by relevant AIC and pursuant to the PRC laws and regulations, submit all necessary documents and complete all necessary procedures to ensure that the Pledge will be registered as soon as possible after filing the application.

3.3	In case of any Event of Default, the Pledgee shall be entitled to dispose the Pledged Interests in accordance with Article 8 of this Agreement.

3.4

Within the Term of Pledge, the Pledgors may, after obtaining prior consent from the Pledgee, receive dividends, bonuses or other profits generated from the Pledged Interests. The Pledgors agree that during the duration of the pledge of the equity interests, the Pledgee shall have the right to receive any dividend or bonus generated from the Pledged Interests. The Company shall pay such portion of fund to the bank account designated by the Pledgee.

4.	Custody of Pledge Certificate

Within the Term of Pledge set forth in this Agreement, the Pledgors shall deliver the capital contribution certificate for the equity interest in the Company and the register of shareholders containing the Pledge to the Pledgee for the Pledgee’s custody of such items. The Company shall not set up any register of shareholders other than the aforesaid one. The Pledgors shall deliver the above-mentioned capital contribution certificate and the register of shareholders to the Pledgee on the date of this Agreement, and the Pledgee shall maintain custody of such items throughout the entire Term of Pledge.

5.	Representations and Warranties of the Pledgors

5.1	The Pledgors are the legal owners of the Pledged Interests and there is no existing dispute in relation to the ownership of the Pledged Interests.

5.2

The Pledged Interests are free to be pledged and transferred according to laws, and the Pledgors have full rights and authorities to pledge the Pledged Interests to the Pledgee in accordance with the provisions of this Agreement.

5.3	The Pledgors have not placed any right of pledge or other security interests on the Pledged Interests except for the Pledge.

5.4	The Pledge under this Agreement constitutes the first priority right of pledge placed on the Pledged Interests.

5.5

The Pledgors and the Company warrant to the Pledgee that the above-mentioned representations and warranties are true and correct and will be completely complied with in any case before the Contract Obligations have been fully performed or the Secured Indebtedness has been completely repaid.

6.	The Pledgors’ Covenants and Acknowledgements

6.1	The Pledgors hereby covenant to the Pledgee, that during the term of this Agreement, the Pledgors shall:

6.1.1

not transfer the Pledged Interests or create or permit the existence of any guarantee or other encumbrance on the Pledged Interests without prior written consent from the Pledgee, except for the performance of the Option Agreement;

6.1.2

comply with and execute all the laws and regulations applicable to the pledge of rights, present the notice, order or recommendation issued or promulgated by relevant competent authorities regarding the Pledge to the Pledgee within 5 days upon receipt such item, and comply with the aforementioned notice, order or recommendation, or, as per reasonable requested or consent of the Pledgee, submit objections and representations with respect to the aforementioned matters;

6.1.3

promptly notify the Pledgee of any event or notice received by the Pledgors that may have an impact on the Pledgee’s rights to the equity interests or any portion thereof, and any event or notice received by the Pledgors that may have an impact on any warrant, obligation of the Pledgors or their performance of this Agreement.

6.2

The Pledgors agree that the right enjoyed by the Pledgee under the terms of this Agreement with respect to the Pledge shall not be interrupted or harmed by the Pledgors or any successor or representative of the Pledgors or any other person through any legal proceeding.

6.3

The Pledgors guarantee the Pledgee that, in order to protect or perfect the security interests granted under this Agreement securing the payment of the consulting and service fees under the Transaction Agreements, the Pledgors agree to execute in good faith and to cause other parties who have an interest in the Pledge to execute all certificates, agreements, and/or perform and cause other parties who have an interest in the Pledge to perform as required by the Pledgee. The Pledgors further agree to facilitate the exercise by the Pledgee of its rights and authorities granted thereto by this Agreement, and to enter into all relevant documents regarding the ownership of equity interest with the Pledgee or designees of the Pledgee (individuals/legal entities). The Pledgors agree to provide the Pledgee within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by the Pledgee.

6.4

The Pledgors guarantee the Pledgee that the Pledgors will comply with and perform all the guarantees, promises, agreements, representations and conditions under this Agreement. If the Pledgors is not performing or fail to fully perform its guarantees, promises, agreements, representations and conditions, the Pledgors shall compensate the Pledgee for all losses suffered thereby.

7.	Event of Default

7.1	Each of the following circumstances shall be considered as Event of Default:

7.1.1

Any breach of any of the Pledgors and/or the Company of any Contractual Obligation under the Loan Agreement, the Option Agreement, the Voting Rights Proxy Agreement, the Consulting Service Agreement, and/or this Agreement (and any amendment or restatement thereof);

7.1.2	Except for Article 6.1.1 of this Agreement, any waiver of the Pledgors of the Pledged Interests or any transfer or intended transfer of the Pledged Interests without written consent from the Pledgee;
7.1.3

Any external loan, guarantee, compensation, commitment or other payment liability of any of the Pledgors and/or the Company is required to be repaid or performed in advance, or is expired but cannot be repaid or performed as scheduled, which, at Pledgee’s discretion, may be considered materially and adversely affect the ability of the Pledgors and/or the Company to perform its obligations hereunder;

7.1.4

Any occurrence of any material adverse change to the property of the Pledgors and/or the Company, which, at Pledgee’s discretion, may be considered materially affect the ability of the Pledgors and/or the Company to perform its obligations hereunder; and

7.1.5	Occurrence of any event that prevents the Pledgee to exercise its right with respect to the Pledge.

7.2

Upon notice or awareness of the occurrence of any circumstance or event that may lead to the above-mentioned circumstances described in Article 7.1, the Pledgors shall immediately notify the Pledgee in writing accordingly.

8.	Exercise of the Pledge

8.1

The Parties hereby agree that in the Event of Default, the Pledgee shall have the right to exercise all the rights and authorities of remedy for breach of contract enjoyed under the PRC laws, Transaction Agreements and this Agreement, including (but not limited to) auction or sale of the Pledged Interests and to be compensated in priority from what it gains after giving written notice to the Pledgors. The Pledgee is not responsible for any loss caused by its lawful and reasonable exercise of such rights and authorities.

8.2

Before the full payment of the consultation service fees and other fees under the Transaction Agreements has been made, the Pledgors shall not transfer the Pledge or the equity interest held in the Company without the Pledgee’s written consent.

8.3

For reasonable expenses incurred when the Pledgee exercises any or all of the above-mentioned rights and authorities, the Pledgee shall have the right to deduct such expenses from the funds obtained from the exercise of its rights and authorities, based on the actual situation.

8.4	The fund obtained from the exercise of the Pledgee of its rights and authorities shall be processed in the following order:

Firstly, to pay for all expenses (including paying the emoluments of its attorneys and agents) arising from the disposal of the Pledged Interests and the exercise of the Pledgee of its rights and authorities;

Secondly, to pay payable taxes arising from the disposal of the Pledged Interests;

Thirdly, repay the Secured Indebtedness to the Pledgee;

The remaining fund after the deduction of the aforesaid items shall be returned by the Pledgee to the Pledgors or other person who enjoyed the right to the fund under relevant laws and regulations, or be deposited to the local notary office of the location of the Pledgee (any cost generated arising from such deposit shall be undertaken by the Pledgee).

8.5	The Pledgee has the right to appoint its legal counsels or other agents to exercise the Pledge on its behalf, and the Pledgor or the Company shall not raise any objections.

8.6	When the Pledgee disposes the Pledge in accordance with this Agreement, the Pledgors and the Company shall provide necessary assistance to enable the Pledgee to realize its Pledge.

8.7

The Pledgee shall be entitled to choose to, simultaneously or successively, exercise any of the remedies it enjoys for breach of contract. The Pledgee is not required to exercise any other remedy for breach of contract before exercising the right to auction or sell the Pledged Interests under this Agreement. The Pledgors or the Company does not have the right to challenge the Pledgee whether to exercise part of the Pledge or the sequential order of the exercise of the Pledge.

9.	Liability of Breach

9.1

The Pledgee has the right to terminate this Agreement and/or require the the Pledgor and the Company to fully indemnify the Pledgee if the Pledgor or the Company substantially breach any articles hereof; this article 9 shall not preclude any other rights of the Plegee hereunder.

9.2	Unless otherwise provided for by applicable laws, the Pledgor or the Company have no right to terminate or cancel this Agreement.

10.	Assignment

10.1	The Pledgors shall not grant or transfer its rights and obligations under this Agreement without prior consent from the Pledgee.

10.2	This Agreement shall be binding on the Pledgors, their successors and authorized assignees, and shall be valid to the Pledgee and each of its successors and assignees.

10.3

The Pledgee may assign all or any of its rights and obligations under the Transaction Agreements to its designees (individuals/legal entities) at any time. In such case, the assignee shall have the rights and obligations that the Pledgee enjoys and undertakes under this Agreement, as if it was the original party to this Agreement. When the Pledgee assigns the rights and obligations under the Transaction Agreements, the Pledgors shall, upon the Pledgee’s request, execute relevant agreements and/or documents relating to such assignment.

10.4

In the event of a change of the Pledgee due to the assignment, at the request of the Pledgee, the Pledgors shall execute a new pledge agreement with the new Pledgee on the same terms and conditions as this Agreement, and shall register such pledge with the relevant AIC.

10.5

The Pledgors shall strictly comply with the provisions of this Agreement and other relevant agreements jointly or respectively executed by the Parties, including the Exclusive Option Agreement and the Power of Attorney granted to the Pledgee, fulfill the obligations under each agreement, and refrain from any action/omission that may affect the effectiveness and enforceability of the Agreement. Any remaining right of the Pledgors with respect to the Pledged Interests hereunder shall not be exercised by the Pledgors except in accordance with written instructions from the Pledgee.

11.	Termination

11.1

Upon fully fulfilled its obligations hereunder and paid all the guaranteed debts, the Pledgor shall have the right to require the Pledgee to release the Pledge under this Agreement, within a reasonable time period, and the Pledgee shall taje necessary actions to deregister the Pledge with the relevant AIC.

11.2	Articles 9, 13, 14 and this article 11.2 will survive the termination of the Agreement.

12.	Service fees and other expenses

All fees and actual expenses relating to this Agreement, including but not limited to legal fees, costs of production, stamp duties, and any other tax, fee and etc. shall be borne by the Company.

13.	Confidentiality

Each Party hereto acknowledges and confirms to treat any oral or written material relating to this Agreement, the content of this Agreement and exchanged among for preparing or performing this Agreement as confidential information. Each party shall maintain the confidentiality of all such confidential information and shall not disclose any confidential information to any third party without the written consent of the other Parties, except for (a) any information is or will be acknowledged by the public (provided that it is not the result of a disclosure to the public without authorization made by a party who receives the confidential information); (b) any information required to disclose under the applicable laws and regulations, stock trading rules, or orders of government departments or courts; or (c) information required to be disclosed by any Party to its shareholders, investors, legal or financial counsels regarding the transaction stated in this Agreement, and such shareholders, legal or financial counsels shall also be required to comply with the confidentiality duties similar to the duties contained under this clause. Any disclosure by staff or agencies hired by a Party should be deemed as a disclosure by such party and such party shall be liable for breach of this Agreement. This article shall survive regardless of the termination of this Agreement for any reason.

14.	Applicable Law and Dispute Resolution

14.1	The execution, effectiveness, interpretation, implementation, amendment and termination of this Agreement and the resolution of disputes shall be governed by PRC law.

14.2

Any dispute arising from interpretation and implementation of this Agreement shall be firstly solved by the Parties through friendly negotiation. If the dispute cannot be resolved within 30 days after the written notice sent from one party to the other for negotiation and resolution, any party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules then effective. The arbitration shall be conducted in Shanghai and the language used is Chinese. The award of the arbitral tribunal shall be final and binding on the Parties.

14.3

When any dispute arising from interpretation and implementation of this Agreement occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their other rights under this Agreement and perform their other obligations under this Agreement.

15.	Notices

15.1

All notices and other communications required or sent under this Agreement shall be delivered personally, registered post, postage paid or business express service or fax to the Party’s following address. Each notice shall also be delivered by email. The dates on which the notices shall be deemed to have been effectively delivered shall be determined as follows:

15.2

For notices delivered by personal delivery, express service or registered post, postage paid, the effectively delivered date shall be deemed as the date of delivery or refusal at the address specified for notices.

15.3	For the notices delivered by fax, the effectively delivered date shall be deemed as the date of delivered successfully. (as evidenced by an automatically generated confirmation of transmission)

15.4	For the purpose of notice, the addresses of the Parties are as follows:

The Pledgors:

Wanting Xu

Address: [REDACTED]

Recipient: [REDACTED]

Mobile: [REDACTED]

Min Gao

Address: [REDACTED]

Recipient: [REDACTED]

Mobile: [REDACTED]

The Pledgee: Shanghai Quyun Internet Technology Co., Ltd.

Address: [REDACTED]

Recipient: [REDACTED]

Mobile: [REDACTED]

The Company: Anhui Zhangduan Internet Technology Co., Ltd.

Address: [REDACTED]

Recipient: [REDACTED]

Mobile: [REDACTED]

15.5	Any Party may at any time send notice to other Parties in accordance with this Article to change its address for the purpose of receiving notice.

16.	Severability

If one or several provisions of this Agreement are found to be invalid, illegal or unenforceable according to any law or regulation in any aspect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or damaged in any aspect. The Parties shall strive for replacing those invalid, illegal or unenforceable provisions with effective provisions within the highest limit of permission of laws and expectation of the Parties by sincerely negotiation, and the economic effects of such effective provisions shall as close as possible to that of those invalid, illegal or unenforceable provisions.

17.	Effectiveness

17.1	This Agreement shall become effective upon execution of the Agreement by all Parties.

17.2

Any amendment, supplement or change to this Agreement shall be made in writing and shall become effective upon completion of the governmental filing procedures (if applicable) after execution or affixing with seals of the Parties.

17.3	This Agreement is written in Chinese in four (4) originals. Each Party of this Agreement shall have one (1) and all the originals shall have equal legal validity.

[The remainder of this page intentionally left blank.]

[Signature Page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

Wanting Xu

Signature: /s/ Wanting Xu

Min Gao

Signature: /s/ Min Gao

Shanghai Quyun Internet Technology Co., Ltd.

(Seal)

Signature: /s/ Fei Shen

Name: Fei Shen

Title: Legal Representative

Anhui Zhangduan Internet Technology Co., Ltd.

(Seal)

Signature: /s/ Mengdie Hua

Name: Mengdie Hua

Title: Legal Representative

The Signature Page of Share Pledge Agreement

Schedule I

Company Name: Anhui Zhangduan Internet Technology Co., Ltd.

Shareholding Structure:

Shareholder Name	Amount of Contribution of Company’s registered capitals (RMB/Yuan)	Shareholding Ratio
Wanting Xu	6,000,000	60%
Min Gao	4,000,000	40%
Total	10,000,000	100%